Exhibit 99.1

NEWS RELEASE
     (a) FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com
Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com
GRANT PRIDECO REPORTS EPS OF $0.95
INCLUDING LICENSE AGREEMENT FEE
     HOUSTON, TEXAS, October 23, 2006 — Grant Prideco, Inc. (NYSE:GRP) today announced results for its third quarter 2006. Net income increased to $126.5 million ($0.95 per diluted share) on a 34% increase in revenues to $471.3 million, which includes a $20 million license and royalty fee ($0.10 per diluted share, net of tax) from a recently announced drill bit license agreement with Smith International, Inc. These results compare to net income of $48.1 million ($0.37 per diluted share) on revenues of $352.2 million in last year’s third quarter. Last year’s third quarter includes refinancing charges of $21.7 million ($0.11 per diluted share, net of tax) related to the Company repurchasing its 9% Senior Notes.
     “We are pleased to report another record quarter for Grant Prideco and the achievement of several important milestones,” commented Michael McShane, Chairman and CEO of Grant Prideco. “Each of our three segments generated record revenues during the quarter. Our Drilling Products and Services segment continued to increase its record backlog, introduced its new TurboTorque™ line of drill pipe and completed the installation of a new weld line in its U.S. manufacturing facility. ReedHycalog continued to make gains in both fixed cutter and roller cone drill bits and, shortly after quarter end, completed the acquisition of Andergauge which will expand and complement its existing suite of downhole products. Finally, Tubular Technology and Service’s XL business continued to expand sales of its Viper™ product line into international markets.”

     Operating Income Margins Increased
     Consolidated revenues increased by $119.1 million, or 34%, compared to last year’s third quarter, as worldwide drilling activity increased 13%. Consolidated operating income margins increased to 34% from 24% for the same prior-year period. Other operating expenses (sales and marketing, general and administrative and research and engineering), while increasing $5.5 million on a year-over-year basis, were reduced to 15% of revenues from 19% for the same prior-year period primarily due to increased revenue base.
     Other Items
     Interest expense decreased by $1.5 million, reflecting lower year-over-year debt balances due to significant free cash flow and a debt restructuring in 2005, which reduced the Company’s average interest rate. Equity income from the Company’s unconsolidated affiliates increased to $26.6 million from $15.9 million in last year’s third quarter reflecting higher earnings at Voest-Alpine Tubulars (VAT) due to increased volumes and pricing of its seamless tubulars. In addition, losses from the Company’s IntelliServ division, previously accounted for as an equity investment, are now included in operating income following the acquisition of the remaining 50% interest in September 2005. Sequentially, equity income decreased by $10.7 million primarily due to longer than expected VAT plant shutdown for summer maintenance. Other income decreased by $2.8 million primarily due to foreign exchange losses from a weakened U.S. dollar.
     The Company’s effective tax rate improved to 29.9% for the third quarter of 2006 (31.2% year-to-date) compared to 33.1% in last year’s third quarter primarily due to additional utilization of foreign tax credits, research and development credits and the domestic manufacturing deduction.
     SEGMENT RESULTS
     Drilling Products and Services
     Revenues for the Drilling Products and Services segment were a record $214.4 million during the quarter, representing a 40% increase over last year’s third quarter. Operating income increased by 68% to $78.9 million, and operating income margins increased to 37% from 31% in last year’s third quarter. These results reflect increased volumes and improved pricing across all of this segment’s product lines, including drill pipe, tool joints and drill collars. Drill pipe footage sold increased by 21% and average sales price per foot increased by 14%. International revenues of approximately $11.0 million were deferred until the fourth quarter 2006 primarily due to unexpected shipping delays. Backlog for this segment increased to a record $1.2 billion at September 30, 2006, which includes 19.0 million feet of drill pipe orders.
     Drill Bits
     Revenues for the Drill Bits segment increased by 48% to $148.0 million, which reflects the $20.0 million license and royalty fee mentioned above, and operating income increased by

158% to a record $66.4 million. Operating income margins increased to 45% (36% excluding the license and royalty fee) from 26% in last year’s third quarter. Excluding the license and royalty fee, these improvements reflect the 13% increase in worldwide rig count, strong market penetration of its Raptor™ product line and incremental revenues for coring services resulting from its acquisition of Corion in July 2005. International revenues (excluding Canada) increased by 24%, excluding the license and royalty fee, with the largest increases in the Middle East and Russia. Additionally, this segment continues to benefit from overall improved pricing and better rental fleet management.
     Tubular Technology and Services
     Revenues for the Tubular Technology and Services segment increased by 9% to $108.2 million during the third quarter of 2006. Operating income increased by 11% to $28.5 million and operating income margins remained relatively flat at 26%. These results reflect improved pricing across all of this segment’s product lines partially offset by a decrease in casing sales at TCA’s heat-treating facility as distributor purchases have declined while they focus on reducing inventory levels.
     Corporate/Other
     Corporate/Other expenses for the third quarter of 2006 decreased to $13.4 million from $13.6 million for the same period last year. This decrease is due to lower Corporate expenses offset by increased operating costs related to the Company’s IntelliServ division. The decrease in Corporate expenses is primarily due to incentive stock-based compensation that is valued based on the Company’s current stock price.
     Subsequent Events
     On October 13, 2006, the Company acquired Anderson Group Limited and related companies (Andergauge) for $115.7 million, plus the assumption of net debt of approximately $39.9 million. Andergauge is a provider of specialized downhole drilling tools, including the well known AnderReamer and AG-itator, and provides services related to these tools. This business will be included in the Drill Bits segment from the date of acquisition.
     In October 2006, the Company announced that its Board of Directors approved an increase in its stock repurchase program by $200 million (to $350 million from $150 million). The Company has repurchased approximately $150 million since the inception of this program.
     OUTLOOK
     Chairman and CEO, Michael McShane commented, “While demand for certain products and services, such as premium connections, casings, tubular processing and VAT’s North America OCTG, has experienced some softening in the near term, this has been offset by continued growth in the Drilling Products and Services and Drill Bits segments, which should result in another record quarter in the fourth quarter 2006. We expect fourth quarter earnings to be in the range of $0.93 to $0.95 per share, which would result in $3.36 to $3.38 per share for the full year 2006, including $0.10 per share for the drill bit technology license. “

     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.
     Conference Call
     Grant Prideco’s conference call to discuss third quarter financial results is scheduled for Tuesday, October 24, 2006 at 8:30 a.m. EDT, (7:30 a.m. CDT, 5:30 a.m. PDT) and is accessible by dialing (800) 374-1805. For further information on the call or the webcast, please visit the Company’s website at www.grantprideco.com or see the Company’s press release announcing the earnings conference call dated October 3, 2006.
     To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Grant Prideco’s website.
This press release contains, and statements made during our conference call relating to this press release may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$471,349	$352,228	$1,317,558	$961,271
Operating Expenses:
Cost of sales	239,486	201,438	695,380	549,631
Sales and marketing	38,803	34,824	112,088	101,182
General and administrative	23,613	25,150	79,943	74,226
Research and engineering	9,006	5,965	25,263	17,917

	310,908	267,377	912,674	742,956

Operating Income	160,441	84,851	404,884	218,315
Interest Expense	(3,687)	(5,138)	(11,105)	(24,378)
Other Income (Expense), Net	121	2,920	(1,726)	7,513
Equity Income in Unconsolidated Affiliates	26,619	15,927	91,280	33,849
Refinancing Charges	—	(21,654)	—	(57,086)

Income Before Income Taxes and Minority Interests	183,494	76,906	483,333	178,213
Income Tax Provision	(54,865)	(25,453)	(150,922)	(59,646)

Income Before Minority Interests	128,629	51,453	332,411	118,567
Minority Interests	(2,157)	(3,339)	(7,922)	(7,959)

Net Income	$126,472	$48,114	$324,489	$110,608

Basic Net Income Per Share	$0.97	$0.37	$2.47	$0.87

Basic Weighted Average Shares Outstanding	130,606	128,373	131,158	126,511

Diluted Net Income Per Share	$0.95	$0.37	$2.43	$0.85
Diluted Weighted Average Shares Outstanding	132,649	131,657	133,378	129,658

Cash Flow Data:
Depreciation and amortization	$11,988	$11,750	$36,014	$33,956
Cash provided by operating activities	78,575	38,996	265,028	125,689
Cash provided by (used in) investing activities	19,044	(36,905)	(69,381)	(50,115)
Cash used in financing activities	(85,703)	(2,332)	(125,718)	(99,509)
Capital expenditures (a)	36,104	6,361	64,472	20,324

	September 30,	December 31,
	2006	2005
	(Unaudited)
Balance Sheet Data:
Total assets	$1,815,513	$1,540,284
Total debt	206,701	224,529
Total liabilities	571,562	544,129
Stockholders’ equity	1,243,951	996,155
Backlog at Period Ended	$1,334,361	$813,582

(a)	Capital expenditures for property, plant, and equipment excludes acquisitions of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Drilling Products and Services	$214,375	$153,173	$622,220	$425,879
Drill Bits	148,001	100,132	381,031	283,847
Tubular Technology and Services	108,170	98,923	313,229	251,545
Corporate and Other	803	—	1,078	—

	$471,349	$352,228	$1,317,558	$961,271

Operating Income (Loss):
Drilling Products and Services	$78,910	$47,008	$222,671	$126,559
Drill Bits	66,386	25,735	142,758	67,925
Tubular Technology and Services	28,523	25,753	89,003	60,239
Corporate and Other	(13,378)	(13,645)	(49,548)	(36,408)

	$160,441	$84,851	$404,884	$218,315

Depreciation and Amortization:
Drilling Products and Services	$3,349	$3,361	$9,926	$10,346
Drill Bits	4,397	4,176	12,478	11,577
Tubular Technology and Services	2,518	2,900	8,680	8,812
Corporate and Other	1,724	1,313	4,930	3,221

	$11,988	$11,750	$36,014	$33,956

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$7,471	$3,262	$19,485	$8,032
Drill Bits	6,459	1,275	14,268	4,887
Tubular Technology and Services	5,914	1,266	10,178	4,584
Corporate and Other	16,260	558	20,541	2,821

	$36,104	$6,361	$64,472	$20,324

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